Contacts: Donald R. Breivogel, V.P. Treasurer and CFO (812) 468-5345

AMERICAN GENERAL FINANCE CORPORATION
REPORTS RECORD EARNINGS FOR
SECOND QUARTER OF 2001

Highlights for the quarter:
-  Record quarterly earnings of $72 million
-  Finance charge yield improves 54 basis points
-  Borrowing costs improve 48 basis points

EVANSVILLE, IN, JULY 27, 2001 - American General Finance Corporation today reported record earnings for the second quarter 2001. Net income of $72 million was up 14% from second quarter 2000 and 6% from first quarter 2001, the previous record quarter. Net income for the 6 month period ended June 30, 2001increased 12% from the same period last year. These achievements are attributable to increased yields combined with lower borrowing costs and controlled operating expenses.

At June 30, 2001, the total receivable portfolio was comprised of 63% real estate loans, 25% non-real estate loans and 12% retail sales finance receivables. While the portfolio mix has remained consistent over the last several quarters, the increased yields reflect higher yields on receivables originated during recent quarters. Yield for the second quarter of 2001 was 14.68%, up from 14.49% for the first quarter of 2001 and 14.14% for second quarter 2000.

Credit quality measures continue to demonstrate management's emphasis on portfolio quality. At June 30, 2001, the 60-day plus delinquency ratio was 3.29%, a slight improvement from 3.30% at March 31, 2001 and compares to 3.04% at June 30, 2000. The total portfolio charge-off ratio remained well-controlled. For the current quarter, the charge-off ratio was 2.15% compared to 2.06% for first quarter 2001 and 1.73% for second quarter 2000. The allowance for finance receivable losses at period end remained strong at 3.38% of net finance receivables and 1.6 times the second quarter 2001 annualized charge-offs.

Year to date operating expenses of $268 million increased a modest $3 million over the same period of 2000. Operating expenses as a percentage of average net receivables showed continued improvement at 4.76% for the second quarter of 2001 compared to 4.78% for the same period in 2000. These improvements are even more evident in the year-to-date comparison of 4.69% for 2001 and 4.86% for 2000.

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and credit insurance business. The company, headquartered in Evansville, Indiana, has assets in excess of $13 billion and operates 1,313 offices in 41 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to more than 2 million American families. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.

All statements, trend analyses, and other information contained in this report relative to trends in our operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate", "expect," "intend," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. We have made these forward-looking statements based upon our current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those we anticipated. Actual results may differ materially from those included in the forward-looking statements.

These forward-looking statements involve risks and uncertainties including, but not limited to, the following: (1) changes in general economic conditions, including the performance of financial markets, interest rates, and the level of personal bankruptcies; (2) customer responsiveness to both products and distribution channels; (3) competitive, regulatory, accounting, or tax changes that affect the cost, availability, or demand for, our products; (4) our ability to secure necessary regulatory approvals; (5) our ability to realize projected expense savings; (6) adverse litigation results or resolution of litigation; (7) the formation of strategic alliances or business combinations among our competitors or business partners; and (8) American General's ability to obtain shareholder and regulatory approvals and complete its acquisition by American International Group. Readers are also directed to other risks and uncertainties discussed in documents we filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

American General Finance Corporation
FINANCIAL HIGHLIGHTS:
(Dollars in Millions, Annualized Percentages)
Unaudited	For the Three Months Ended June 30		For the Six Months Ended June 30
	2001	2000	2001	2000
Total Revenues	$494	$468	$982	$933

Interest Expense	157	167	324	328
Operating Expenses	136	132	268	265
Provision for Finance Receivable Losses	67	47	126	95
Insurance Losses and Loss Adjustment Expenses	21	22	44	47

Total Expenses	381	368	762	735

Income Before Provision for Income Tax	113	100	220	198
Provision for Income Tax	41	37	80	72

Net Income	$ 72 =======	$ 63 =======	$140 =======	$126 =======

Finance Charge Yield	14.68%	14.14%	14.59%	14.16%
Charge-off Ratio	2.15%	1.73%	2.10%	1.75%
Risk Adjusted Yield	12.53%	12.41%	12.49%	12.41%

Operating Expenses as a Percentage of Average Net Receivables	4.76%	4.78%	4.69%	4.86%

Return on Assets	2.17%	1.95%	2.11%	1.97%
Return on Equity	16.47%	14.63%	15.93%	14.63%

Charge-off Ratios
Real Estate Loans	0.67%	0.64%	0.65%	0.65%
Non-Real Estate Loans	5.48%	4.54%	5.42%	4.62%
Retail Sales Finance	2.85%	1.94%	2.61%	2.01%
Total Finance Receivables	2.15%	1.73%	2.10%	1.75%

AT:		6/30/01	6/30/00

Total Assets		$13,299	$13,132

Net Finance Receivables
Real Estate Loans		7,247	7,057
Non-Real Estate Loans		2,903	2,932
Retail Sales Finance		1,348	1,367
Total Finance Receivables		$11,498	$11,356

Allowance for Finance Receivable Losses
Balance at End of Period		$388	$373
As a Percentage of Net Finance Receivables		3.38%	3.28%

60-Day+ Delinquency Ratios
Real Estate Loans		3.09%	3.05%
Non-Real Estate Loans		4.38%	3.74%
Retail Sales Finance		1.95%	1.54%
Total Finance Receivables		3.29%	3.04%